UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________________________________________________________________________

FORM 8-K
__________________________________________________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 12, 2026
__________________________________________________________________________________________

Zevra Therapeutics, Inc.
(Exact Name of Registrant as Specified in Its Charter)
__________________________________________________________________________________________

Delaware	001-36913	20-5894398
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Federal Street, Boston, MA		2110
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (321) 939-3416
(Former Name or Former Address, if Changed Since Last Report)
__________________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ZVRA	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01    Entry into a Material Definitive Agreement.
On March 13, 2026, Zevra Therapeutics, Inc.(the “Company”) entered into an Asset Purchase and Settlement Agreement (the “Agreement”) with Commave Therapeutics SA (“Commave”) to sell certain assets of the Company to Commave and to resolve litigation pending in the Court of Chancery of the State of Delaware captioned Commave Therapeutics SA v. Zevra Therapeutics, Inc., C.A. No. 2024-0920-LWW (the “Litigation”) related to claims arising under the Collaboration and License Agreement between the parties dated September 3, 2019, as amended (the “AZSTARYS License Agreement”). The AZSTARYS License Agreement governed the collaboration between the Company and Commave relating to the development and commercialization of AZSTARYS® and product candidates containing serdexmethylphenidate (“SDX”).
Pursuant to the Agreement, Commave has agreed to pay the Company a total of $50.0 million in cash, and the Company has agreed to sell, transfer, and assign to Commave, free and clear of all encumbrances, all of the Company's right, title, and interest in and to certain assets relating to the Company's SDX portfolio, including AZSTARYS® (KP415) and KP1077. The sale of the transferred assets was effective upon execution of the Agreement on March 13, 2026. Commave is obligated to pay the Company $25.0 million upon execution of the Agreement, $20.0 million no later than ten business days following the effective date of the Agreement, and $5.0 million within three days following the delivery of certain manufacturing records and patent books and records. In addition, under the Agreement, the Company and Commave have agreed to terminate the AZSTARYS License Agreement in its entirety, and each party has released the other from any and all claims for any acts or omissions arising prior to or as of the effective date of the Agreement related to or arising from the claims asserted in the Litigation or the AZSTARYS License Agreement.
Under the Agreement, the Company has also granted to Commave and its affiliates a worldwide, royalty-free, fully paid-up, transferable, perpetual, non-terminable, and irrevocable license, with the right to sublicense, for the purpose of developing, manufacturing, commercializing, or otherwise exploiting SDX and SDX products under patents and know-how retained by the Company that cover SDX and the SDX products.
Within three business days following the effective date of the Agreement, the parties are required to file a stipulation of dismissal with prejudice of the Litigation with the Court of Chancery of the State of Delaware.
The Agreement contains customary representations and warranties, indemnification provisions, and confidentiality covenants.
Item 1.02    Termination of a Material Definitive Agreement.
On March 12, 2026, the Company repaid in full all outstanding obligations under that certain Credit Agreement, dated as of April 5, 2024, by and among the Company, HCR Stafford Fund II, L.P., HCR Potomac Fund II, L.P., and Perceptive Credit Holdings IV, LP (collectively, the “Lenders”), and Alter Domus (US) LLC, as administrative agent (the “Credit Agreement”). The Credit Agreement provided for a senior secured loan facility in an aggregate principal amount of up to $100.0 million, of which $60.0 million was funded on April 5, 2024. As of the date of repayment, the aggregate principal amount outstanding under the Credit Agreement was approximately $63.0 million (which includes accrued paid-in-kind interest of approximately $3.0 million), plus accrued and unpaid cash interest. The Term Loans were scheduled to mature on April 5, 2029. Upon repayment, the Credit Agreement and all related loan documents were terminated, and all liens and security interests granted thereunder on substantially all of the Company's and certain of its subsidiaries' current and future assets were released.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which was filed as Exhibit 10.16 to the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2024 and is incorporated herein by reference.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 7.01    Regulation FD Disclosure.
On March 16, 2026, the Company issued a press release announcing the Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01          Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated March 16, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Zevra Therapeutics, Inc.

Date: March 16, 2026	By:	/s/ Rahsaan Thompson
Rahsaan Thompson
Chief Legal Officer and Secretary